Exhibit 18
Preferability Letter of KPMG LLP
May 9, 2013
Kennedy-Wilson Holdings, Inc.
Beverly Hills, California
Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Kennedy-Wilson Holdings, Inc. (the Company) for the three months ended March 31, 2013, and have read the Company's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for determining the allocation of cash flows received from unconsolidated real estate joint ventures on its consolidated statement of cash flows from the "cumulative earnings" method to the "look-through" method both of which are acceptable methods under US GAAP.  Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the joint venture's sale of assets), in which case it is reported as an investing activity.  The newly adopted method is preferable in the circumstances because it enables the Company to look to the nature and source of the distribution received and classify it appropriately between operating and investing activities on the statement of cash flows based upon the source, which allows the Company to present financial statements more consistent with accounting principles of consolidation.
In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2012, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.
Very truly yours,
/s/KPMG LLP